UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 15, 2006

CORNERSTONE CORE PROPERTIES REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-121238	33-0827161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

We have entered into a definitive agreement (the “Agreement”) to purchase an existing multi-tenant industrial park known as Mack Deer Valley from Mack Deer Valley Phase II, LLC, a non-related party, for a purchase price of $23,150,000.  As of May 15, 2006, our right to terminate the Agreement without penalty expired and our initial deposit became non-refundable.

The property is newly constructed and consists of approximately 180,985 square feet of leasable space in two single-story buildings located on approximately 11 acres of land in a master planned business park in Phoenix, Arizona.  The property is currently 100% leased at an average annual rent of $8.16 per square foot to 12 tenants whose spaces range in size from approximately 4,879 square feet to 35,782 square feet.  These tenants operate varying business, including service related businesses, warehouse storage and distribution and light assembly.

Mack Deer Valley is located with immediate access to downtown Phoenix and Scottsdale, just minutes from the key transportation hub of Deer Valley Airport.  According to Cushman & Wakefield, a prominent national real estate brokerage firm, the Phoenix industrial market is experiencing upward momentum with net absorption rates nearing record levels and vacancy rates at 4.9% as of year end 2005.

In connection with the Agreement, we have paid a non-refundable $500,000 deposit to an escrow agent, and we are obligated to pay additional non-refundable escrow deposits of $250,000 each in July, September and November 2006 and January 2007.

Under the terms of the Agreement, in addition to the investment described above, we are obligated to pay certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and one-half of the escrow charges.  The Agreement closing date is January 22, 2007.  Although substantially all contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that events will not arise that could prevent us from acquiring the property.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1         Purchase and Sale Agreement by and between Cornerstone Operating Partnership, L.P. and Mack Deer Valley Phase II, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: May 18, 2006	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel,
Chief Executive Officer